Kenexa Announces Financial Results for Second Quarter 2010

WAYNE, Pa. – August 3, 2010 – Kenexa (Nasdaq: KNXA), a global provider of business solutions for human resources, today announced operating results for the second quarter ended June 30, 2010.

For the second quarter of 2010, Kenexa reported total revenue of $44.9 million, an increase of 14% compared to $39.5 million for the second quarter of 2009.  Within total revenue, subscription revenue was $36.1 million for the second quarter of 2010, an increase of 6% compared with $34.0 million in the second quarter of 2009.  Professional services and other revenue was $8.8 million for the second quarter of 2010, an increase of 61% compared to $5.5 million for the second quarter of 2009.

“We are pleased with the company’s performance in the second quarter, which was highlighted by accelerated revenue growth that exceeded our guidance, continued strong growth in deferred revenue and cash from operations that materially exceeded our reported profitability,” said Rudy Karsan, Chief Executive Officer of Kenexa.

Karsan added, “The pace of economic recovery remains uncertain, however, our longer-term confidence continues to grow.  Kenexa is competing for and winning opportunities with a growing number of the largest Global 5,000 organizations.  In addition, we believe our competitive position is growing stronger as a result of our technology innovation and increased investments to raise awareness relative to Kenexa’s unique end-to-end, integrated HR value proposition.  As a result, we are increasing the company’s full year revenue growth target to approach or exceed double digit levels in 2010, and we are continuing to invest in sales and R&D to position Kenexa for market share gains as the economy and IT spending environment improve.”

Non-GAAP income from operations, which excludes share-based compensation expense and amortization of acquired intangibles was $3.8 million for the three months ended June 30, 2010, compared to $4.4 million for the three months ended June 30, 2009.  Non-GAAP net income available to common shareholders which excludes the items listed above was $3.1 million for the three months ended June 30, 2010, compared to $4.1 million for the three months ended June 30, 2009, which also excludes one-time charges related to the retirement of a line of credit facility.  Non-GAAP net income available to common shareholders was $0.13 per diluted share for the quarter ended June 30, 2010, compared to $0.18 per diluted share in the second quarter of 2009.

Kenexa’s income from operations for the three months ended June 30, 2010, determined in accordance with GAAP, was $1.7 million, compared to $1.9 million for the same period of 2009. GAAP net income allocable to common shareholders was $1.0 million, or $0.04 per diluted share for the three months ended June 30, 2010, compared to net income of $1.3 million, or $0.06 per diluted share in the same period of 2009.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included at the end of this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Kenexa had cash, cash equivalents and investments of $65.5 million at June 30, 2010, an increase from $62.6 million at the end of the prior quarter.  The Company generated cash from operations of $7.2 million during the second quarter, which was partially offset by capital expenditures.  Deferred revenue was $57.8 million at June 30, 2010, an increase of $3.3 million compared to the end of the first quarter 2010 and an increase of 37% from June 30, 2009.

Other Second Quarter and Recent Highlights

•
On July 26, 2010, Kenexa announced the acquisition of The Centre for High Performance Development (Holdings) Limited (CHPD). CHPD’s extensive research on leadership development and training will add to Kenexa’s existing research and content portfolio.

•	More than 30 “preferred partner” customers were added during the quarter (defined as customers that spend more than $50,000 annually).

•	The average annual revenue from the Company’s top 80 customers was greater than $1.1 million, an increase from the over $1.0 million level in recent quarters.

•
John Nies was elected as the company’s lead independent director, reinforcing Kenexa’s commitment to best practices in the area of corporate governance.  Mr. Nies has been a member of Kenexa’s board of directors since 2002 and is currently a Managing Director of JMH Capital, LLC, a private equity investment firm.

Business Outlook

Based on information as of today, August 3, 2010, the Company is issuing guidance for the third quarter and full year 2010 as follows:

Third Quarter 2010*: The Company expects revenue to be $45 million to $47 million, and non-GAAP operating income to be $3.4 million to $3.6 million. Assuming an effective tax rate for reporting purposes of approximately 20% and approximately 23.2 million shares outstanding, Kenexa expects its non-GAAP net income per diluted share to be $0.12 to $0.13.

Full Year 2010*: The Company expects revenue to be $177.5 million to $181.5 million, and non-GAAP operating income to be $14.5 million to $16.5 million. Assuming an effective tax rate for reporting purposes of approximately 20% and approximately 23.2 million shares outstanding, Kenexa expects its non-GAAP net income per diluted share to be $0.52 to $0.59.

*includes the anticipated contribution from the acquisition of Centre for High Performance Development (CHPD).  Management currently expects CHPD to contribute approximately $1.0 million and $2.5 million to Kenexa’s revenue for the third quarter and full year 2010, respectively.  The acquisition is not expected to have a material impact on Kenexa’s non-GAAP operating income or non-GAAP net income per diluted share.

Conference Call Information

Kenexa will host a conference call today, August 3, 2010, at 5:00 pm (Eastern Time) to discuss the Company's financial results. To access this call, dial 877-407-9039 (domestic) or 201-689-8470 (international). A replay of this conference call will be available through August 10, 2010, at 877-660-6853 (domestic) or 201-612-7415 (international). The replay account number is 3055 and the passcode is 353439. A live webcast of this conference call will be available on the "Investor Relations" page of the Company's Web site, (www.kenexa.com) and a replay will be archived on the Web site as well.

Forward-Looking Statements

This press release includes certain “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning.  These statements may contain, among other things, guidance as to future revenue and earnings, operations, expected benefits from acquisitions, prospects of the business generally, intellectual property and the development of products.  These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in Kenexa’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission and as revised or supplemented by Kenexa’s quarterly reports on Form 10-Q.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors, Kenexa’s ability to implement business and acquisition strategies or to complete or integrate acquisitions.  Kenexa does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures.  Kenexa believes that non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Kenexa’s financial condition and results of operations.  The Company’s management uses these non-GAAP results to compare the Company’s performance to that of prior periods for trend analyses, for purposes of determining executive incentive compensation, and for budget and planning purposes.  These measures are used in monthly financial reports prepared for management and in quarterly financial reports presented to the Company’s Board of Directors.  The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing its financial measures with other companies in the Company’s industry, many of which present similar non-GAAP financial measures to investors.

Management of the Company does not consider such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of such non-GAAP financial measures is that they exclude significant expenses that are required by GAAP to be recorded.  In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which charges are excluded from the non-GAAP financial measures.

In order to compensate for these limitations, management of the Company presents its non-GAAP financial measures in connection with its GAAP results.  Kenexa urges investors and potential investors in the Company’s securities to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures which it includes in press releases announcing earnings information, including this press release, and not to rely on any single financial measure to evaluate the Company’s business.

We have not provided a reconciliation of forward-looking non-GAAP financial measures to the directly comparable GAAP measures because, due primarily to variability and difficulty in making accurate forecasts and projections, not all of the information necessary for a quantitative reconciliation is available to us without unreasonable efforts.

Kenexa presents the following non-GAAP financial measures in this press release: non-GAAP income from operations; non-GAAP net income available to common shareholders’; non-GAAP gross profit; non-GAAP sales and marketing expense; non-GAAP general and administrative expense; non-GAAP research and development expense; non-GAAP operating margin, and non-GAAP net income per diluted share as described below.

The Company’s non-GAAP financial measures exclude the following:

Share-based compensation expense.  Share-based compensation expense consists of expenses for stock options and stock awards that the Company began recording in accordance with ASC 718 during the first quarter of 2006. Share-based compensation was $1.3 million for the three months ended June 30, 2010 and $1.5 million for the three months ended June 30, 2009. Share-based compensation expenses are excluded in the Company’s non-GAAP financial measures because share-based compensation amounts are difficult to forecast. This is due in part to the magnitude of the charges which depends upon the volume and timing of stock option grants, which are unpredictable and can vary dramatically from period to period, and external factors such as interest rates and the trading price and volatility of the Company’s common stock.  The Company believes that this exclusion provides meaningful supplemental information regarding the Company’s operating results because these non-GAAP financial measures facilitate the comparison of results for future periods with results from past periods. The dilutive effect of all outstanding options is included in the calculation of diluted earnings per share on both a GAAP and a non-GAAP basis.

Amortization of acquired intangible assets. In accordance with GAAP, operating expenses include amortization of acquired intangible assets which are amortized over the estimated useful lives of such assets.  Amortization of acquired intangible assets was $0.8 million for the three months ended June 30, 2010, and $1.1 million for the three months ended June 30, 2009. Amortization of acquired intangible assets is excluded from the Company’s non-GAAP financial measures because the Company believes that such exclusion facilitates comparisons to its historical operating results and to the results of other companies in the same industry, which have their own unique acquisition histories.

Charges related to retirement of line of credit facility. The Company terminated its secured credit facility in May 2009 and, as a result, wrote off its deferred financing fees of $0.3 million.   Because these charges were non-recurring in nature the Company has excluded them from its non-GAAP income to facilitate a more meaningful comparison to the current period’s results.

About Kenexa

Kenexa® provides business solutions for human resources. We help global organizations multiply business success by identifying the best individuals for every job and fostering optimal work environments for every organization. For more than 20 years, Kenexa has studied human behavior and team dynamics in the workplace, and has developed the software solutions, business processes and expert consulting that help organizations impact positive business outcomes through HR. Kenexa is the only company that offers a comprehensive suite of unified products and services that support the entire employee lifecycle from pre-hire to exit. Additional information about Kenexa and its global products and services can be accessed at www.kenexa.com.

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Note to editors: Kenexa is a registered trademark of Kenexa.  Other company names, product names and company logos mentioned herein are the trademarks or registered trademarks of their respective owners.

Contact

MEDIA CONTACT:

Jennifer Meyer Kenexa (612) 332-6383 jennifer.meyer@kenexa.com	Jeanne Achille The Devon Group (732) 224-1000, ext. 11 jeanne@devonpr.com

INVESTOR CONTACT:

Kori Doherty ICR (617) 956-6730 kdoherty@icrinc.com

Kenexa Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	June 30,	December 31,
	2010	2009
Assets	(unaudited)
Current assets
Cash and cash equivalents	$47,466	$29,221
Short-term investments	18,040	29,570
Accounts receivable, net of allowance for doubtful accounts of $2,097 and $2,090	31,022	26,782
Unbilled receivables	3,001	4,457
Income tax receivable	201	1,704
Deferred income taxes	7,758	8,685
Prepaid expenses and other current assets	9,550	8,428
Total current assets	117,038	108,847

Property and equipment, net of accumulated depreciation	18,541	19,530
Software, net of accumulated amortization	19,804	17,337
Goodwill	3,878	3,204
Intangible assets, net of accumulated amortization	6,851	9,143
Deferred income taxes, non-current	35,489	34,879
Other long-term assets	9,909	9,403
Total assets	$211,510	$202,343

Liabilities and Shareholders' equity
Current liabilities
Accounts payable	$8,129	$5,727
Notes payable, current	5	16
Commissions payable	1,098	671
Accrued compensation and benefits	2,566	4,820
Other accrued liabilities	6,436	6,376
Deferred revenue	57,844	49,964
Capital lease obligations	206	211
Total current liabilities	76,284	67,785

Capital lease obligations, less current portion	158	259
Deferred income taxes	487	850
Other non-current liabilities	1,891	1,981
Total liabilities	78,820	70,875

Commitments and Contingencies

Temporary equity
Noncontrolling interest	1,549	1,330

Shareholders' equity
Preferred stock, par value $0.01; 10,000,000 shares authorized; no shares issued or outstanding	-	-
Class A common stock, $0.01 par value; 100,000,000 shares authorized; and 22,629,190 and 22,561,883 shares issued, respectively	226	226
Additional paid-in capital	278,115	275,127
Accumulated deficit	(140,754)	(141,712)
Accumulated other comprehensive loss	(6,446)	(3,503)
Total shareholders' equity	131,141	130,138

Total liabilities and shareholders' equity	$211,510	$202,343

Kenexa Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Subscription	$36,120	$34,041	$69,372	$67,306
Other	8,745	5,424	15,157	10,990
Total revenues	44,865	39,465	84,529	78,296
Cost of revenues	15,060	13,637	28,871	27,333
Gross profit	29,805	25,828	55,658	50,963

Operating expenses:
Sales and marketing	11,258	8,241	20,898	16,946
General and administrative	10,627	9,917	20,458	20,790
Research and development	2,132	2,536	4,416	5,104
Depreciation and amortization	4,080	3,274	8,116	6,502
Goodwill impairment charge	-	-	-	33,329
Total operating expenses	28,097	23,968	53,888	82,671

Income (loss) from operations	1,708	1,860	1,770	(31,708)
Interest income (expense)	137	(221)	283	(158)
Income (loss) on change in fair market value of ARS and put option, net	34	247	3	(48)
Income (loss) before income taxes	1,879	1,886	2,056	(31,914)
Income tax expense	747	575	880	1,057
Net income (loss)	$1,132	$1,311	$1,176	$(32,971)
Income (loss) allocated to noncontrolling interests	(156)	0	(218)	0
Net Income (loss) allocable to common shareholders'	$976	$1,311	$958	$(32,971)

Basic income (loss) per share	$0.04	$0.06	$0.04	$(1.46)

Weighted average shares used to compute net income (loss) allocable to common shareholders per share - basic	22,603,079	22,526,075	22,590,244	22,517,737

Diluted income (loss) per share	$0.04	$0.06	$0.04	$(1.46)

Weighted average shares used to compute net income (loss) allocable to common shareholders per share - diluted	23,168,751	22,743,974	23,070,947	22,517,737

Non-GAAP income from operations and non-GAAP net income reconciliation:

	Three Months Ended
	June 30,
	2010	2009
	(unaudited)	(unaudited)
Non-GAAP income from operations reconciliation:
Income (loss) from operations	$1,708	$1,860
Add back:
Share-based compensation expense	1,277	1,450
Amortization of acquired intangibles	812	1,059
Non-GAAP income from operations	$3,797	$4,369

Weighted average shares used to compute net income (loss) allocable to common shareholders per share - basic	22,603,079	22,526,075
Dilutive effect of options and restricted stock units	565,672	217,899
Weighted average shares used to compute net income (loss) allocable to common shareholders per share - diluted	23,168,751	22,743,974

Non-GAAP income from operations as a percentage of total revenue	8%	11%

Non-GAAP net income reconciliation:
Net income (loss) allocable to common shareholders	$976	$1,311
Add back:
Share-based compensation expense	1,277	1,450
Amortization of acquired intangibles	812	1,059
Write off of deferred financing charges	-	289
Non-GAAP net income available to common shareholders'	$3,065	$4,109

Non-GAAP basic net income per share	$0.14	$0.18
Non-GAAP diluted net income per share	$0.13	$0.18

Other non-GAAP measures referenced on earnings call:
Gross profit	$29,805	$25,828
Add: share-based compensation expense	71	112
Non-GAAP gross profit	$29,876	$25,940

Sales and marketing	$11,258	$8,241
Less: share-based compensation expense	(260)	(313)
Non-GAAP sales and marketing	$10,998	$7,928

General and administrative	$10,627	9,917
Less: share-based compensation expense	(802)	(885)
Non-GAAP general and administrative	$9,825	$9,032

Research and development	$2,132	$2,536
Less: share-based compensation expense	(144)	(140)
Non-GAAP research and development	$1,988	$2,396

Kenexa Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	For the six months ended June 30,
	2010	2009
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income (loss)	$1,176	$(32,971)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,116	6,502
Loss on disposal of property and equipment	34	-
(Gain) loss on change in fair market value of ARS and put option, net	(3)	112
Goodwill Impairment charge	-	33,329
Share-based compensation expense	2,568	2,695
Amortization of deferred financing costs	-	364
Bad debt expense (recoveries)	85	(278)
Deferred income tax benefit	(39)	(1,004)
Changes in assets and liabilities
Accounts and unbilled receivables	(3,440)	5,672
Prepaid expenses and other current assets	(2,591)	(1,304)
Income taxes receivable	1,503	83
Other long-term assets	(862)	56
Accounts payable	2,457	(838)
Accrued compensation and other accrued liabilities	(1,379)	582
Commissions payable	437	12
Deferred revenue	8,011	3,412
Other liabilities	(93)	(59)
Net cash provided by operating activities	15,980	16,365

Cash flows from investing activities
Capitalized software and purchases of property, plant and equipment	(7,986)	(7,361)
Purchases of available-for-sale securities	(4,430)	(3,805)
Sales of available-for-sale securities	8,289	2,316
Sales of trading securities	8,700	1,150
Acquisitions and variable interest entity, net of cash acquired	(1,885)	(5,094)
Net cash received from escrow for acquisitions	250	-
Net cash provided by (used in) investing activities	2,938	(12,794)

Cash flows from financing activities
Repayments of notes payable	(9)	(16)
Repayments of capital lease obligations	(107)	(98)
Proceeds from common stock issued through Employee Stock Purchase Plan	201	158
Net proceeds from option exercises	219	15
Net cash provided by financing activities	304	59

Effect of exchange rate changes on cash and cash equivalents	(977)	(4)

Net increase in cash and cash equivalents	18,245	3,626
Cash and cash equivalents at beginning of period	29,221	21,742
Cash and cash equivalents at end of period:	$47,466	$25,368

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest expense	$6	$62
Income taxes	$524	$2,727